Exhibit 99.1

NextNav Announces Closing of $190 Million of 5% Redeemable Senior Secured, Convertible Notes Transaction

RESTON, Va., March 27, 2025 (GLOBE NEWSWIRE) -- NextNav Inc. (the "Company" or “NextNav”) [NASDAQ: NN], a leader in next-generation positioning, navigation, and timing (“PNT”) and 3D geolocation, today announced the successful closing of the previously announced private placement of $190 million of 5% redeemable senior secured convertible notes due 2028 (“the Private Placement”). The net proceeds from the Private Placement were approximately $188.6 million after deducting certain fees and expenses (the “Net Proceeds”).

The Company intends to use a portion of the Net Proceeds to redeem its $70 million aggregate principal amount of 10% Senior Secured Notes due 2026 (the “Existing Notes”). The Existing Notes will be redeemed in full at 101% of the principal amount plus any accrued and unpaid interest.

About NextNav

NextNav Inc. (Nasdaq: NN) is a leader in next-generation positioning, navigation and timing (PNT), enabling a whole new ecosystem of applications and services that rely upon 3D geolocation and PNT technology. Powered by low-band licensed spectrum, NextNav’s positioning and timing technologies deliver accurate, reliable, and resilient 3D PNT solutions for critical infrastructure, GPS resiliency and commercial use cases.

For more information, please visit https://nextnav.com/ or follow NextNav on X at https://x.com/NextNav or LinkedIn at https://www.linkedin.com/company/nextnav/.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including without limitation, statements about the redemption of the Existing Notes. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks include, but are not limited to, those related to the Company’s ability to complete the transactions on the proposed terms or on the anticipated timeline, or at all. These forward-looking statements speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Readers are directed to the Company’s periodic and other reports filed with the Securities and Exchange Commission (the “SEC”) for a description of such risks and uncertainties. The Company undertakes no obligation to update any forward-looking statements. In evaluating those statements, you should specifically consider various factors, including the risks and uncertainties discussed in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in other reports the Company files with the SEC. Actual events or the Company’s actual results may differ materially from the forward-looking statements.

Source: NN-FIN

Investor Contact:

IR@nextnav.com

Media Contact:

NNmedia@nextnav.com